Exhibit 99.1

Live Ventures Acquires 72-Year Old Independent Steel Manufacturer Precision Marshall

Precision Marshall has been part of the Pittsburgh region’s steel industry since 1948 and is a vital link in the nation’s manufacturing supply chain

LAS VEGAS – July 15, 2020 - Live Ventures Incorporated (Nasdaq: LIVE), a diversified holding company, today announced the acquisition of Precision Industries, Inc., which does business as Precision Marshall, for approximately $31.5 million in cash. The Washington, Pennsylvania-based independent manufacturer of premium tool steels and specialty alloys was founded in 1948 and is a vital link in the nation’s manufacturing supply chain. The company uses machine applications to transform raw steel into tool-and-die steels needed in the auto, appliance, aerospace and defense industries. Its reputation for quality products and reliable distribution is exemplified by its motto, “Value as Strong as Steel.”

The acquisition of Precision Marshall is expected to increase Live Ventures’ consolidated revenues by approximately $50 million per year.

Thomas Sedlak, who joined Precision Marshall in 2008 and has most recently served as Senior Vice President, has been elevated to Chief Executive Officer. All current employees are expected to be retained through the acquisition.

“We are delighted that Precision Marshall, a company that has thrived for more than 70 years, is joining the Live Ventures family,” said Jon Isaac, President and CEO of Live Ventures. “Not only does Precision Marshall fit our strategy of acquiring profitable companies that have demonstrated a strong history of earnings power, they have the impressive history and talent we seek as well. Their comprehensive network of independent distributors impressively blankets the country.”

Isaac noted that the acquisition also represents an excellent cultural fit. “Precision Marshall is a real home-town success story. Like all of our Live Ventures companies, Precision Marshall is rooted in the community where it contributes to the local economy and serves as a responsible corporate neighbor.”

Precision Marshall was founded in the family garage in 1948 by Thomas R. Milhollan. Tom’s son Jack Milhollan joined the company in 1973, became president and CEO, and guided the company to diversify products, invest in new technologies, and expand its distribution network. The company sells precision steel and alloy products exclusively through independent distributors. Throughout the years Jack, who is retiring, placed emphasis on building and retaining a dedicated, skilled workforce—the backbone of the company and key to its success.

Isaac paid tribute to the Milhollan family’s leadership: “We congratulate Jack on all he has accomplished—the great company he guided—and we wish him happiness in the years ahead. We look forward to working with the Precision Marshall team as they grow their business and contribute to the success of Live Ventures.”

Sedlak also praised the strategic rationale for the acquisition. “Live Ventures’ diverse experience across industries, including its strength in manufacturing, makes it the perfect partner for this next stage of Precision Marshall. I look forward to leading this long-time business success story into the next decade and beyond.”

For more information about Precision Marshall, please visit http://www.pmsteel.com.

About Live Ventures

Live Ventures Incorporated, originally incorporated in 1968, is a diversified holding company with several wholly owned subsidiaries and a strategic focus on acquiring profitable companies that have demonstrated a strong history of earnings power. Through its subsidiary Marquis Industries, the company manufactures and sells residential and commercial carpets primarily in North America. Marquis Industries also designs, sources and sells hard-surface flooring. Through its subsidiary Vintage Stock, an award-winning entertainment retailer, the company sells new and pre-owned movies, classic and current generation video games and systems, music on CD and LP, collectible comics, books, toys and more. Vintage Stock ships product worldwide directly to the customer's doorstep. Through its subsidiary Precision Industries, the company sells premium tool steels and specialty alloys. Through its subsidiary ApplianceSmart, the company sells new major household appliances in the United States through a company-owned retail store in Columbus, Ohio operating under the name ApplianceSmart®. All Live Ventures companies are rooted in their local communities where they contribute to the local economy and serve as responsible corporate neighbors.

Forward-Looking and Cautionary Statements

The use of the word “company” or “Company” refers to Live Ventures Incorporated and its wholly-owned subsidiaries.  This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In accordance with the safe harbor provisions of this Act, statements contained herein that look forward in time that include everything other than historical information, involve risks and uncertainties that may affect the company’s actual results. These forward-looking statements can be identified by terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar statements. Live Ventures may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission (the “SEC”) on Forms 10-K and 10-Q, Current Reports on Form 8-K, in its annual report to stockholders, in press releases and other written materials, and in oral statements made by its officers, directors or employees to third parties. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-

looking statements made by the company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019 (available at http://www.sec.gov). Live Ventures undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

Contact:

Live Ventures Incorporated

Tim Matula, Investor Relations

(425) 836-9035

tmatula@liveventures.com

http://liveventures.com

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